Exhibit 99.2

EXCHANGE AGENCY AGREEMENT

U.S. Bank National Association

Corporate Trust Services

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Re:	Exchange Agency Agreement dated as of October 22, 2004.

Ladies and Gentlemen:

Reebok International Ltd., a Massachusetts corporation, (the “Company”) intends to make an offer (the “Exchange Offer”) to exchange up to $350,000,000 aggregate principal amount of its new Series B 2% Convertible Debentures due May 1, 2024 (the “New Securities”) issued by the Company pursuant to a Registration Statement of which the Prospectus (as defined below) is a part, for a like principal amount of outstanding 2% Convertible Debentures due May 1, 2024 (the “Old Securities”) issued by the Company. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated October 26, 2004 (the “Prospectus”), proposed to be distributed to all holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the “Securities.” Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Prospectus, dated as of October 26, 2004.

The Company hereby appoints U.S. Bank National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to U.S. Bank National Association.

The Exchange Offer is expected to be commenced by the Company on or about October 26, 2004. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Securities to accept the Exchange Offer, and contains instructions with respect to the Old Securities tendered.

The Old Securities should be tendered by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”). Holders may also tender through the Automated Tender Offer Program (“ATOP”) of the DTC. DTC participants will transmit their acceptance of the Exchange Offer to DTC, which will verify the acceptance and execute a book-entry delivery to your account at DTC. DTC will then send an “Agent’s Message” to you for its acceptance.

The Exchange Offer shall expire at midnight, New York City time, on November 23, 2004 or on such later date or time to which the Company may extend the Exchange Offer (the “Expiration Date”), written notice of such extension shall be given to you by the Company. The Company shall give written notice to you of the effective date of the Registration Statement promptly after the Registration Statement becomes effective, and until your receipt of such written notice you shall be entitled to assume in good faith that such effective date has not occurred. Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange

Offer by giving written notice to you of such on or before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth herein (each of which is ministerial and shall not be construed as fiduciary, and further no implied duties shall be construed or read into this Agreement against you); provided, however, that you shall perform such duties in good faith and in accordance with customary practice.

2. Subject to applicable ATOP procedures, you are to examine each Letter of Transmittal that you receive (and any other documents that you may receive from or on behalf of holders of the Old Securities) to ascertain whether such Letters of Transmittal (and any such other documents) are duly executed and properly completed in accordance with the instructions set forth in the Letter of Transmittal. In each case where any such Letter of Transmittal (or other such document) received by you has been improperly completed or executed, or some other irregularity in connection with the acceptance of the Exchange Offer is apparent on the face of any such Letter of Transmittal (or any such other document) received by you, you will endeavor promptly to inform the presenters of the need for fulfillment of all requirements and promptly to take any other action as may be necessary or advisable to cause such irregularity to be corrected, and you will promptly notify the Company thereof. With respect to any Letters of Transmittal tendered through the ATOP you shall be entitled to rely conclusively on information or confirmations you receive from DTC (or other applicable institution, as the case may be) with respect thereto.

3. With the approval of any of the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any Senior Vice President of the Company (each, a “Designated Officer”) of the Company, or of counsel to the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such a Designated Officer, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer, without incurring any liability (subject to the proviso in paragraph 1 hereof).

4. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedure for Exchange”, and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this paragraph 4, Old Securities that a Designated Officer, counsel to the Company, or any other party designated by such Designated Officer shall approve as having been properly tendered shall be considered by you, without incurring any liability (subject to the proviso in paragraph 1 hereof), to be properly tendered.

5. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.

6. Subject to applicable ATOP procedures, you shall accept tenders:

(a) in cases where the Old Securities are held in two or more names on the security position listing of DTC, only if the Letter of Transmittal is signed by all named participants;

(b) in cases where the signing person indicated on a Letter of Transmittal received by you is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) in cases where tender of an Old Security received by you is made by a person other than the DTC participant listed on the security position listing of DTC for such Old Security, only if customary transfer requirements have been satisfied.

You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and, in your capacity as transfer agent, split-up and return any untendered principal amount of the Old Securities to the account maintained at DTC for such holder (or such other person as may be designated in the Letter of Transmittal), as promptly as practicable after the expiration or termination of the Exchange Offer.

7. The Company will exchange Old Securities duly tendered for New Securities on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Delivery of Old Securities will be made on behalf of the Company at the rate of $1,000.00 of principal amount of New Securities for each $1,000.00 of principal amount of Old Securities tendered as soon as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said principal amount of Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely tender to you of the related Old Securities representing such principal amount, and a properly completed and duly executed Letter of Transmittal, in each case in accordance with and subject to the Prospectus and the terms of the Letter of Transmittal.

8. Tenders of Old Securities pursuant to the Exchange Offer may be withdrawn prior to midnight, New York City time, on the Expiration Date, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal.

9. The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company to you.

10. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Procedure for Exchange” or otherwise, you shall as soon as practicable after the Expiration Date (and receipt of notification from the Company of such non-acceptance) effect appropriate book-entry transfer of unaccepted Old Securities and return any accompanying Letters of Transmittal (and related documents delivered to you pursuant to the Letter of Transmittal) that are in your possession, to the persons who deposited them.

11. As Exchange Agent hereunder:

(a) you shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company (provided that the foregoing shall not be construed to discharge your general duty to act in good faith);

(b) you will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Securities represented thereby deposited with you pursuant to the Exchange Offer;

(c) you shall not be obligated to expend or risk your own funds, or to take any legal or other action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

(d) you may rely on, and shall be protected in acting (or in forbearing from action) in reliance upon any statement, request, agreement, instrument, opinion, notice, letter, telegram or other document, security or communication received by you and reasonably believed by you to be genuine and (if applicable) to have been signed by the proper party or parties;

(e) you may rely on and shall be protected in acting upon written or oral instructions from any Designated Officer or counsel to the Company, or any other party designated by a Designated Officer of the Company;

(f) you may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such independent counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel;

(g) you shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities;

(h) you shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer in your Corporate Trust Office charged with responsibility for administering this Agreement or unless in writing received by you and making specific reference to this Agreement or the Exchange Offer;

(i) you shall not be under any responsibility for the validity, genuineness or due authorization or execution of, or with respect to any signatures appearing on, any Letter of Transmittal (or with respect to the truth or accuracy of any information therein contained), or any book-entry transfer of the Securities; and

(j) neither you nor any of your directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by you or any of your directors, officers or employees, or for any mistake of fact or law, or for anything which you or any of your directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, willful misconduct or bad faith on your part.

12. You shall advise by facsimile transmission, electronic mail or telephone (and, in the case of advice by telephone, promptly thereafter confirm in writing) to the following designated person (or such other person as such person may subsequently designate by written notice to you) at the Company, upon such person’s written request from time to time made not more frequently than once per business day (as defined below), as to the total principal amount of Old Securities that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement as of the close of business or the immediately preceding business day, separately reporting and giving cumulative totals as to items properly received and items improperly received:

Reebok International Ltd.

1895 J.W. Foster Boulevard

Canton, MA 02021

Attn: Thomas Chagnon

Tel: (781) 401-7599

Fax: (781) 401-4797

email: thomas.chagnon@reebok.com

For purposes of this Agreement, the term “business day” shall mean any day on which the Exchange Agent is open for business at its offices in St. Paul, Minnesota or its office in Boston, Massachusetts. In addition, you will also inform, and cooperate in making available to, such person at the Company (upon oral request reasonably made from time to time prior to the Expiration Date) such other information in your possession regarding the items received by you in connection with the Exchange Offer as he or she reasonably requests. After the Expiration Date, you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Company.

13. Any Letters of Transmittal actually received by you shall be stamped by you as to the date and the time of your receipt thereof and shall be preserved by you for a period of time at least equal to (without any obligation on your part to preserve longer than) the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in your possession by returning them to the Company.

14. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

15. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as set forth on Schedule I attached hereto, and shall be entitled to reimbursement for out-of-pocket disbursements and expenses (including the reasonable fees of your counsel) incurred in connection with the preparation of this Agreement and your performance and observance of, or pursuant to, the terms of this Agreement, each of which the Company agrees to pay (as billed by you).

16. The Company hereby represents and warrants that it has provided to you a complete, accurate and final copy of the Prospectus and the Letter of Transmittal; and you hereby acknowledge receipt of the copies of the foregoing that have been provided to you by the Company (or its counsel) and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time and provided to you), on the other hand, with respect to the terms and conditions of the Exchange Offer shall be resolved in favor of the latter two documents (except with respect to the duties, immunities, liabilities, protections and indemnification of, or in favor of, you as Exchange Agent, which shall be resolved and controlled by this Agreement).

17. The Company covenants and agrees to indemnify and hold you in your capacity as Exchange Agent hereunder (and your directors, officers and employees) harmless against any loss, liability, cost and expense, including (but not limited to) reasonable attorneys’ fees and expenses that may be suffered or incurred by you and arising out of or in connection with your appointment as Exchange Agent hereunder, or your performance or observance of this Agreement, or pursuant to the terms of this Agreement, including without limitation any loss, liability cost or expense arising from any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. The foregoing indemnity and agreement to hold harmless shall survive the termination of this Agreement.

The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, unless in your judgment, which must be reasonable and made in good faith, it is advisable for you to be represented or advised by separate counsel.

The Company hereby agrees to indemnify and hold you harmless from any liability on account of taxes, assessments for late payment or other governmental charges or any other such tax-related loss, costs or expenses (including reasonable legal fees and expenses) that may be assessed against you as a result of your duties hereunder, including without limitation any liability for the withholding or deduction or the failure to withhold or deduct taxes, and any liability for failure to obtain proper certifications or to properly report to governmental authorities. The foregoing indemnity shall survive the termination of this Agreement.

18.  (a) You agree to comply with all applicable requirements under the tax laws of the United States, including any back-up withholding and withholding requirements, and shall file any appropriate reports with the Internal Revenue Service in a timely manner. The provisions of this section shall survive the termination of this Agreement until such time as the last applicable due date for any required reports, withholdings or taxes.

(b) The Company hereby agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to your duties hereunder (other than income tax obligations in respect of income earned by you). The Company understands that you are required to make a deduction (which percentage deduction on the date hereof is 28%) on payments made to U.S. persons on account of New Securities issued pursuant to the Exchange Offer who have not supplied the correct taxpayer identification number or required certification, and hereby undertakes to instruct you in writing with respect to any other responsibility known by the Company that you may have for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with your duties under this Agreement.

19. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you. The provisions of this section shall survive the termination of this Agreement.

20. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles thereof, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

21. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22. In case any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

24. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Reebok International Ltd.

1895 J.W. Foster Boulevard

Canton, MA 02021

Attn: Thomas Chagnon

Tel: (781) 401-7599

Fax: (781) 401-4797

If to the Exchange Agent:

U.S. Bank National Association

Corporate Trust Services

One Federal Street

Boston, Massachusetts 02110

Attention: John Brennan

Tel.: (617)-603-6576

Fax: (617)-603-6668

25. Unless terminated earlier by the parties hereto, this Agreement shall terminate thirty (30) days following the Expiration Date. Notwithstanding the foregoing, Sections 17, 18 and 19 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates, funds or property then held by you as Exchange Agent under this Agreement.

26. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangement herein provided by signing and returning the enclosed copy.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by a duly authorized officer, intending the same to be effective as of the 26th day of October, 2004.

        REEBOK INTERNATIONAL LTD.

By:

        Name:

        Title:

Accepted as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Exchange Agent

By:

Name:

Title:

Schedule I

U.S. BANK NATIONAL ASSOCIATION

SCHEDULE OF FEES

TO PROVIDE EXCHANGE AGENT SERVICES

FOR

REEBOK INTERNATIONAL LTD.

EXCHANGE FEE: $         , which includes $         for the preparation of the Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939.

LEGAL FEES: At cost.

EXTRAORDINARY ADMINISTRATIVE EXPENSES

Fees for services not specifically set forth in this schedule will be determined by appraisal. Such services may include, but not be limited to, additional responsibilities and services incurred in connection with solicitation of consents to amend the governing documents, unusual cash and/or investment transactions, calculations, reports or notices, tender/exchange offers for the securities, or in case of early termination, litigation, restructuring or default.

OUT-OF-POCKET EXPENSES

Any out-of-pocket expenses incurred by us will be billed at cost. These items will include, but not be limited to, legal costs, travel expenses, document duplication and facsimiles, courier services, etc.